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                                                                     Exhibit 5.1

                      [O'MELVENY & MEYERS LLP LETTERHEAD]

                                                                 OUR FILE NUMBER
                                                                     319,440-054


June 15, 2000


Golf Trust of America, Inc.
14 North Adger's Wharf
Charleston, South Carolina  29401

         RE: LEGALITY OF SECURITIES TO BE REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         This opinion is delivered in our capacity as counsel to Golf Trust of America, Inc., a Maryland corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement") to be filed on or around the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale by certain selling shareholders of up to 800,000 shares of the Company's 9.25% Series A Cumulative Convertible preferred stock, par value $0.01 per share (the "Series A Preferred Stock"), the shares of the Company's sole class of common stock, par value $0.01 per share ("Common Stock") issuable upon conversion of the Series A preferred stock (equal to 761,904 shares plus such currently indeterminate number of additional shares of Common Stock as may be issuable upon such conversion as a result of adjustments to the conversion price) (the "Underlying Common Stock") and the attached rights to purchase shares of Series B Junior Participating Preferred Stock, par value $.01 per share, which are attached to all shares of Common Stock outstanding on or issued after September 6, 1999 pursuant to the Company's Shareholder Rights Plan (the "Rights" and, together with the Series A Preferred Stock and the Underlying Common Stock, the "Securities").

         In connection with rendering this opinion, we have examined the Articles of Incorporation of the Company, as amended and restated to the date hereof, and the Articles Supplementary of the Company relating to the Series A Preferred Stock (the "Articles Supplementary"), each as on file with the Maryland State Department of Assessments and Taxation; the Bylaws of the Company, as amended and restated to the date hereof, as they appear in the minute book of the Company; such records of corporate proceedings of the Company as we deem appropriate for the purposes of this opinion; and the Registration Statement and the exhibits thereto.

         We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the General Corporation Law of the State of Maryland.

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Golf Trust of America, Inc., June 15, 2000 - Page 2


         Based upon the foregoing, we are of the opinion that the Series A preferred stock has been legally issued and is fully paid and nonassessable and that the Underlying Common Stock, if and when issued as described in the Registration Statement according to the procedures for conversion of the Series A Preferred Stock set forth in the Articles Supplementary, will be legally issued, fully paid and nonassessable.

         The foregoing assumes that all requisite steps were and will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of the Securities.

         We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder by the SEC.

                                       Very truly yours,

                                       /s/ O'MELVENY & MYERS LLP

                                       O'MELVENY & MYERS LLP